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                                                                       Exhibit 5


                [Letterhead of Blank Rome Tenzer Greenblatt LLP]


                                                                    May 23, 2002


TurboChef Technologies, Inc.
10500 Metric Drive - Suite 128
Dallas, Texas 75243

         Re:  TurboChef Technologies, Inc. (the "Company")
              Registration Statement on Form S-3 (333-82518)

Dear Sir/Madam:

     We refer to the Registration Statement on Form S-3 (File No. 333-82518) including any amendment thereto (the "Registration Statement"), filed by the Company, a Delaware corporation (the "Registrant"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the registration under the Act of an aggregate of 4,509,120 shares of common stock, par value $.001 per share of the Company (the "Common Stock") including (i) up to 2,475,866 shares (the "Common Shares") of Common Stock currently outstanding, (ii) up to 1,186,269 shares (the "Warrant Shares") of Common Stock issuable upon exercise of outstanding warrants, (iii) up to 793,651 shares (the "Preferred Conversion Shares") issuable upon conversion of Series C Convertible Preferred Stock ("Series C Preferred"), and (iv) up to 53,334 shares (the "Preferred Dividend Shares") estimated to be issuable in lieu of cash as payment of further accrued dividends on the Series C Preferred for the period from April 21, 2002 through April 20, 2003.

     In our capacity as counsel to the Registrant, we have reviewed copies of the resolutions of the Board of Directors of the Registrant and such other documents and records as we have deemed relevant and necessary as a basis for the opinions expressed below. We have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us as photostatic or conformed copies. As to various questions of fact material to our opinions we have relied upon statements or certificates of public officials and representations of the Registrant and others.

     Based upon the foregoing, it is our opinion that:

     (a) the Common Shares are validly issued, fully paid and non-assessable;

     (b) the Warrant Shares, when paid for and issued upon exercise of the Warrants, in accordance with the respective terms thereof, will be validly issued and fully paid and non-assessable;

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     (c) the Preferred Conversion Shares, when issued upon the conversion of the
Series C Preferred in accordance with the terms of the Certificate of Designation of the Series C Preferred (the "Designation"), will be validly issued and fully paid and non-assessable; and

     (d) the Preferred Dividend Shares, when issued as payment of dividends on the Series C Preferred in accordance with the terms of the Designation, will be validly issued and fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                            Very truly yours,

                                    /s/ BLANK ROME TENZER GREENBLATT LLP

                                        BLANK ROME TENZER GREENBLATT LLP